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                                                                    EXHIBIT 11

                    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                  FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 1997

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MONTH                                           SHARES OUTSTANDING AT MONTH END
-----                                           -------------------------------
Sept 96                                               15,978,537
Oct 96                                                15,978,537
Nov 96                                                16,070,773
Dec 96                  16,626,655                    16,626,655
Jan 97                  16,635,155                    16,635,155
Feb 97                  16,635,155                    16,635,155
Mar 97                  17,851,214                    17,851,214
                        ----------                  ------------
4 and 7-month totals    67,748,179                   115,776,026

Weighted
Average Shares          16,937,045                    16,539,432

Net Loss               ($3,622,584)                  ($5,324,319)

Loss per Weighted
Average Share               ($0.21)                       ($0.32)

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